Exhibit 10.46

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

RECITALS

This Settlement Agreement and Mutual Release (“Agreement”) is made by and between Richard Smith (“Employee”) and Maxwell Technologies, Inc. (“the Company”), collectively referred to as the (“Parties”):

WHEREAS, Employee was formerly employed by the Company as the Company’s Executive Vice President of Strategic Business Development;

WHEREAS, Employee will retire his position at the Company effective January 1, 2006 (“Retirement Date”);

WHEREAS, the Parties represent that no party has pending against any other party, either collectively or individually, any private right of action, claim, grievance, charge or action in or with any court or administrative agency; and

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands between them as defined herein, including any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company provided such claims arise from events occurring prior to the Effective Date of this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration.

(a) Cash Severance: The Company agrees to pay Employee a total amount of eighteen (18) months of pay at Employee’s original annual rate of pay of Two Hundred Six Thousand Dollars ($206,000.00), less payroll tax deductions, to be paid as follows:

(i) the first payment covering six (6) months of pay shall be made on July 15, 2006;

(ii) the remaining payments covering twelve (12) months of pay shall be paid thereafter in biweekly installments; and

(iii) the Company will issue to Employee an Internal Revenue Service Form W-2 with respect to the above-referenced amounts.

(b) Stock: The Company shall continue to vest all stock options granted to Employee (the “Options”) as follows:

(i) the Options shall continue to vest until December 31, 2006 in accordance with their terms;

(ii) on December 31, 2006, the stock options to purchase 3,500 shares of Common Stock that are scheduled to vest on May 19, 2007 shall fully accelerate; and

(iii) the Company will amend the Restricted Stock Award (the “Award”) of 20,000 shares of Common Stock (the “Restricted Shares”) granted to Employee on June 22, 2005 under to the Company’s 2005 Omnibus Equity Incentive Plan, such that the Restricted Stock shall not be forfeited immediately upon Employee’s retirement, but rather shall continue to vest in accordance with the original terms of the Award for an additional eighteen (18) months following the Retirement Date. The Restricted Stock Award of 7,500 shares of Common Stock granted to Employee on November 20, 2005 shall terminate as of the Retirement Date in accordance with its terms and the 7,500 shares of Common Stock shall thereon be forfeited.

(c) Accrued Compensation: Employee will receive payment for all accrued vacation, expense reimbursements and any other benefits due to Employee through the Retirement Date in accordance with the Company’s employee benefit plans, policies and arrangements;

(d) Benefits: The Company shall reimburse Employee for COBRA premiums paid by Employee directly to the carrier for health care coverage for Employee and his eligible dependents for eighteen (18) months following the Retirement Date. Employee’s participation in all other benefits and incidents of employment will cease on the Retirement Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Retirement Date.

(e) Transitional Services: Employee agrees to assist the Company at the request of the CEO by providing transitional services for sixty (60) days following his Retirement Date.

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of any confidentiality agreement between Employee and the Company. Employee shall return all of the Company’s property and confidential and proprietary information in his possession, including but not limited to any documents, whether written or electronic and all emails, to the Company on the Effective Date of this Agreement. To the extent any such information or documents reside on Employee’s computer(s), Employee shall delete such from his computer.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; and the California Fair Employment and Housing Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement, shall immediately terminate all settlement payments, extended vesting periods and all other benefits provided under this Agreement, and shall entitle the Company immediately to recover the settlement benefits provided to Employee under this Agreement.

5. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement from date of receipt, or the offer expires;

(c) he has seven (7) days following his execution of this Agreement to revoke the Agreement; and

(d) this Agreement shall not be effective until the revocation period has expired.

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have had the opportunity to seek the advice of legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights each may have thereunder, as well as under any other statute or common law principles of similar effect.

7. Application for Employment. Other than as contemplated herein or as mutually agreed in writing between the Parties, Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company, its subsidiaries or related companies, or any successor, now or in the future.

8. No Cooperation. Each Party agrees it will not act in any manner that might damage the other party. The Parties agree that they have not and will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. The Parties further agree both to immediately notify the other party upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the other party.

9. Non-Disparagement. Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other. All inquiries by potential future employers of Employee will be directed to Human Resources. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.

10. Non-Solicitation and Non-Compete. Employee agrees that for a period of eighteen (18) months immediately following his Retirement Date (the “Restricted Period”), Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity. During the Restricted Period, Employee will not, whether for Employee’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Employee’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates. Employee further agrees that during the Restricted Period Employee shall not directly or knowingly engage in any activity that would directly or indirectly compete with the business interests of the Company or its affiliates, including but not limited to employment, consulting, speaking, interviewing or presenting materials relevant to the Company’s businesses in the past or in the future.

11. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

12. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

13. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

14. Indemnification. Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross- claim.

15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

16. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Diego County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

19. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of any confidentiality agreement signed by Employee.

21. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

22. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

23. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

24. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

25. Effective Date; Termination. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee. This Agreement and the benefits provided herein shall immediately terminate upon breach of the Agreement by Employee.

26. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Maxwell Technologies, Inc.

Dated: 12/29, 2005	By	/s/ Richard Balanson
Richard Balanson, CEO

Richard Smith

Dated: December 29, 2005	/s/ Richard Smith
Richard Smith